EXHIBIT 10.1

COTY US LLC.

- AND -

ASCENDIA BRANDS CO., INC.

TRANSITION SERVICES AGREEMENT

February 9, 2007

SCHEDULES

Schedule 2(b)	Transition Services
Schedule 2(c)	Informational Requirements
Schedule 2(d)	Form of Brand & Business Review
Schedule 4	Fees & Expenses
Schedule 7(c)	Representatives

TRANSITION SERVICES AGREEMENT

               This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of this 9th day of February, 2007, by and among Coty US LLC, a Delaware limited liability company with offices at 2 Park Avenue, New York, NY 10016 (“Coty”), and Ascendia Brands Co., Inc., a New Jersey corporation with offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 (hereinafter “Ascendia”).

RECITALS

               WHEREAS Ascendia, Coty and certain other parties therein named have entered into an Asset Purchase Agreement dated as of January 17, 2007 (hereinafter the “Purchase Agreement”), pursuant to which Ascendia and Lander Intangibles Corporation, a Delaware corporation (hereinafter “Lander Intangibles”, and together with Ascendia, the “Purchasers”) purchased from Coty and certain affiliates the Calgon® and the Healing Garden® brands and brand-related assets; and

               WHEREAS, in connection therewith, Coty has agreed to provide, or cause its Affiliates to provide, to Ascendia, during the Transition Period (as hereinafter defined) certain administrative services as hereinafter set forth;

               NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

               1.     Definitions.

                        (a)     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

                        (b)     As used in this Agreement, the following terms have the meanings ascribed below:

               “Brand Operations” has the meaning specified in Section 2(a).

               “Cash Proceeds” has the meaning specified in Section 5(d).

               “Distribution Services” has the meaning specified in Section 3(c).

               “Gross Invoice Amount” has the meaning specified in Section 5(a).

               “Holdback Amount” has the meaning specified in Section 5(a).

               “Invoice Adjustments” has the meaning specified in Section 5(a).

               “Net Invoice Amount” has the meaning specified in Section 5(a).

               “Purchase Agreement” has the meaning specified in the Recitals to this Agreement.

               “Reconciliation” has the meaning specified in Section 5(d).

               “Reconciliation Statement” has the meaning specified in Section 5(a).

               “Reimbursable Expenses” has the meaning specified in Section 4(a).

               “Service Fees” has the meaning specified in Section 4(a).

               “Term” has the meaning specified in Section 3(a).

               “Transition Services” has the meaning specified in Section 2(b).

               2.     Transition Services.

                        (a)     Commencing on the Closing Date, the parties shall cooperate and shall use their commercially reasonable efforts to transition all of the Brand Assets and the operations associated therewith (the “Brand Operations”) to Ascendia as promptly as practicable following the Closing Date.

                 (i)     No less than one month prior to the end of the Term, Ascendia shall deliver to Coty its plan for removing Brand Inventory from the Coty warehouses to Ascendia’s warehouses and Coty and Ascendia shall use their commercially reasonable efforts to implement such plan. Ascendia shall be responsible for providing all trucks necessary to move the Brand Inventory to its warehousing facilities, and Coty agrees that it will load up to 20 trucks per Business Day of Brand Inventory during the fifteen (15) days preceding the end of the Term.

                 (ii)     During the Term, Ascendia and Coty shall work together to transfer customers from Coty’s systems to Ascendia’s systems. Not more than forty-five (45) days prior to the expiration of the Term, a written notice to customers, the form of which shall be mutually agreed by Ascendia and Coty prior to the Closing Date, shall be delivered to all customers.

                        (b)     Commencing on the Closing Date and subject to Section 3 hereof, Coty shall, or shall cause its Affiliates to, provide to Ascendia during the Term the services set forth in Schedule 2(b) hereto (collectively the “Transition Services”).

                        (c)     Within ten (10) Business Days following the Closing Date, Coty shall provide the information listed on Schedule 2(c) in a format reasonably acceptable to Ascendia.

                        (d)     Within ten (10) Business Days following the Closing Date, Coty shall provide complete brand and business reviews in accordance with Schedule 2(d) attached hereto and made a part hereof, which may include (to the extent not otherwise previously provided by Coty) (i) a list of SKUs, (ii) a description of the competitive environment in which the Brands compete, (iii) any consumer research relating to the Brands performed by Coty or on its behalf during the three (3) year period preceding Closing, (iv) sales forecasts (including historical versus actual for the preceding three (3) years), and (v) a descriptive history of new product introductions and withdrawals. Such brand and business reviews shall be in substantially the format which is also set forth in Schedule 2(d).

                        (e)     Promptly following the Closing Date, Ascendia, in consultation with Coty, shall develop a schedule within the Term (and the parties shall follow such schedule) to transition customer account management on an account-by-account basis.

                        (f)     Coty shall use commercially reasonable efforts to ensure that files, documents, reports and other written materials provided to Ascendia hereunder shall be organized, packed, labeled and/or indexed so as to facilitate identification and retrieval by Ascendia.

               3.     Term; Partial Service Discontinuation.

                        (a)     Coty shall provide the Transition Services for a period (the “Term”) commencing on the Closing Date and expiring on the earlier of (i) the date specified by Ascendia upon written notice as provided in Section 3(c) or (ii) 120 days following the Closing Date.

                        (b)     Ascendia shall use commercially reasonable efforts to assume responsibility for performing the Transition Services as promptly as practicable following the Closing Date and may, upon written notice as provided in Section 3(c), advise Coty that any one or more of the six categories of Transition Services listed in Schedule 2(b) are no longer required, whereupon Coty shall cease providing such specified Transition Services and the Service Fees shall be reduced accordingly. Coty shall not be required to resume the provision of any specified Transition Services once the performance of such Transition Services has been discontinued pursuant to this Section 3.

                        (c)     For purposes of paragraph (b) of this section, (i) if the Transition Services to be terminated are Inventory and Distribution Services (as described in Item 3 of Schedule 2(b), the “Distribution Services”), Ascendia shall provide Coty thirty (30) calendar days’ prior written notice of such termination and (ii) if any other Transition Services are to be terminated, Ascendia shall provide Coty, at least fifteen (15) days prior written notice; provided, however, that such Transition Services (other than Distribution Services) may only be terminated as of the 15th or 30th day of any month (or the 28th day of February) .

                        (d)      Notwithstanding any other provision of this Agreement, Coty shall provide the Marketing Services for up to fifteen (15) calendar days at no additional charge to Ascendia, provided that Ascendia has not been able to meet with Coty’s marketing staff prior to the Closing Date. No later than fifteen (15) days after the earlier of such meeting or the Closing Date, as applicable, Ascendia shall inform Coty in writing as to the Marketing Services it wishes to elect for the remainder of the Term, identifying from the person(s) listed on Schedule 4.2 those that Ascendia wishes Coty to retain for purposes of providing the Marketing Services. Coty reserves the right to re-assign or terminate the employment of any persons not designated by Ascendia.

               4.     Service Fees.

                        (a)     In consideration of the provision of the Transition Services listed in Schedule 2(b), Ascendia shall pay Coty on a monthly basis an amount calculated in accordance with Item 1 of Schedule 4 (the “Service Fees”). Ascendia shall further reimburse Coty for any out-of-pocket expenses incurred in providing Transition Services set forth in Item 3 of Schedule 4 (the “Reimbursable Expenses”), provided that the services specified in clauses (a), (c), (d), (e) and (f) of Section 2 shall be undertaken at no additional charge to Ascendia, and Coty shall be deemed to have been fully compensated for the performance of such services through the payment of the Service Fees paid pursuant to Schedule 4. For the avoidance of doubt, it is expressly agreed that there shall be no duplication or double payment of costs in determining the Service Fees and/or Reimbursable Expenses.

                        (b)     Coty shall invoice Ascendia on a monthly basis, in arrears, for the Transition Services. All invoices shall specify the categories of services performed and the fees applicable thereto (pro rated, if appropriate, in the event of a partial discontinuation of services pursuant to Section 3(c)), and shall list in reasonable detail any Reimbursable Expenses for the period. Such amounts shall be netted against amounts due to Ascendia from Coty pursuant to Section 5.

               5.     Settlement and Reconciliation Procedures.

                        (a)     Not later than the first Business Day following the fourteenth (14th) day of each month commencing after the Closing and ending with the last month during which Coty performs Transition Services hereunder, Coty shall prepare and submit to Ascendia a statement (a “Reconciliation Statement”), setting forth in reasonable detail (i) the aggregate gross invoice value of Brand Products shipped to customers during the preceding month (the “Gross Invoice Amount”), (ii) the aggregate adjustments and deductions applicable to such invoices, which shall be based upon actual or allocated amounts (any such allocations to be agreed upon by the parties prior to the Closing Date based upon Coty’s historical practices with its top 25 customers) (the “Invoice Adjustments”), (iii) the aggregate net invoice amount of Brand Products shipped during the preceding month, which shall be determined by deducting the Invoice Adjustments from the Gross Invoice Amount (the “Net Invoice Amount”), (iv) the amount to be withheld by Coty pending the final reconciliation provided for in paragraph (d), which shall be five percent (5%) of the Net Invoice Amount (the “Holdback Amount”), (v) the aggregate Service Fees attributable to Transition Services performed by Coty during the prior month, determined in accordance with Items 1 and 2 of Schedule 4, and (vi) the aggregate amount of any Reimbursable Expenses incurred by Coty during the prior month.

                        (b)     In the event that the Net Invoice Amount for any month exceeds the aggregate of (A) the Holdback Amount, (B) the Service Fees and (C) the Reimbursable Expenses for such month, Coty shall pay the balance to Ascendia; if the aggregate of (A) the Holdback Amount, (B) the Service Fees and (C) the Reimbursable Expenses for any month exceeds the Net Invoice Amount for such month, Ascendia shall pay the balance to Coty. Any payment due pursuant to this paragraph shall be payable not later than two (2) Business Days following the date upon which the Reconciliation Statement is due pursuant to Section 5 (a), provided that in the event Coty fails to prepare and submit a Reconciliation Statement for any month by the date specified in Section 5(a), any payment due by Ascendia with respect to such month shall be payable not later than two (2) Business Days following the date upon which the Reconciliation Statement is actually submitted.

                        (c)     All Reconciliation Statements shall be submitted via electronic means to such address as Ascendia shall from time to time specify in writing to Coty.

                        (d)     Within forty-five (45) days following the end of the Term, the parties shall reach a final settlement of the amounts owed by each party hereunder to the other and shall reconcile such amounts with the amounts paid pursuant to Section 5(b) (the “Reconciliation”). For purposes of this paragraph:

                 (i)     the amount owing to Ascendia shall be comprised of the amounts actually received by Coty with respect to Products shipped during the Term, including any cash amounts received by Coty from customers as a result of the reversal of any deduction, chargeback or other adjustment relating to such shipments (the “Cash Proceeds”); and

                 (ii)     the amount owing to Coty shall be comprised of (A) the Service Fees attributable to Transition Services performed by Coty hereunder, (B) the aggregate amount of the Reimbursable Expenses actually incurred by Coty, and (C) any amounts paid or charged by Coty for the account of Ascendia pursuant to Item 4(b) of Schedule 2(b).

                        (e)     Any net amount owing by either party to the other, taking into account the amounts previously paid pursuant to Section 5(b), shall be paid within two (2) Business Days of such settlement.

                        (f)     No deduction, offset, chargeback or other customer accommodation that either (i) is a Retained Liability or (ii) is of a type described in Section 4.17 of the Purchase Agreement, but has not been disclosed in accordance therewith or pursuant to Schedule 4.14 or Schedule 4.17 thereto, shall be taken into account as an Invoice Adjustment for purposes of Section 5(b) and, to the extent such amount has been applied against any invoice for Brand Products shipped during the Term, thereby reducing the Cash Proceeds, the Cash Proceeds shall be deemed to be increased by such amount.

                        (g)     In the event Coty receives Cash Proceeds following the completion of the Reconciliation, it shall promptly remit such amount to Ascendia.

                        (h)     Any dispute between the parties regarding the Reconciliation shall be resolved in the manner described in Section 8.3 of the Purchase Agreement, provided that the existence of a dispute shall not relieve the party in question from the obligation to pay any non-disputed amounts as provided herein.

                        (i)     This Section 5 shall survive for eighteen (18) months following the termination of this Agreement.

               6.     Limitation on Liability.

                        (a)     Coty shall provide the Transition Services to Ascendia in a manner consistent with the manner in which Coty has heretofore conducted the Brand Operations. Coty shall, and to the extent required shall cause its Affiliates to, assign to Ascendia the benefit of, and Ascendia shall be a third party beneficiary of, all express and implied warranties made to Coty on products or services relating to the Brands and Brand Operations that Coty purchases from third parties. Coty shall not be liable to Ascendia or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any Transition Services provided hereunder, whether such claim is based on warranty, contract, or tort (including negligence or strict liability) or otherwise be liable to Ascendia or any third party except as provided in the previous sentence and to the extent that such damages are caused by the gross negligence, willful misconduct or bad faith of Coty with regard to the Transition Services.

                        (b)     Ascendia shall indemnify and hold Coty harmless from any damage, loss, cost or liability (including reasonable legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Coty’s performance, purported performance or nonperformance of this Agreement, except for such damage, loss, cost or liability arising from Coty’s breach of this Agreement or the gross negligence, willful misconduct or bad faith of Coty with regard to the Transition Services.

               7.     Employees.

                        (a)     Unless otherwise expressly agreed, individuals employed by Coty or its Affiliates who provide Transition Services pursuant to this Agreement shall in no respect be considered employees of Ascendia, and Coty or, as the case may be, its Affiliates shall have the sole responsibility for the day-to-day control and supervision of the individuals whom they employ in connection with this Agreement.

                        (b)     During the Term Ascendia shall be given reasonable prompt access to knowledgeable employees and managers of Coty and its Affiliates responsible for product development, marketing, sales, advertising, communications, IT, materials management, logistics, quality assurance, consumer services, retail management, legal and accounting functions associated with the Brand Operations.

                        (c)     Schedule 7(c) sets forth (i) a list of the Coty personnel who will be responsible for coordinating the transfer of the Brand Operations to Ascendia and (ii) a list of Ascendia’s representatives involved in the transition. Notwithstanding the foregoing, if any of the Coty personnel listed in Schedule 7(c) are not available to consult with Ascendia upon Ascendia’s request, Coty shall use commercially reasonable efforts to make available a substitute person with generally equivalent knowledge regarding the Brand Operations.

               8.     Interruption in Services.

                        (a)     In the event Coty is prevented from providing Transition Services in whole or in part, or if the Transition Services are interrupted or suspended, in either case by reason of any event set forth in Section 8(b) hereof, Coty shall not be required to deliver such Transition Services during such periods, provided that Coty has provided Ascendia with written notice of the interruption as soon as is reasonably practicable in the circumstances, explaining the reason, purpose and likely duration thereof.

                        (b)     None of the parties hereto shall be responsible for any delay in the performance of any obligation hereunder due to labor disturbances, accidents, fires, floods, wars, riots, rebellions, blockages, acts of governments, acts of terrorism, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control and without the fault, gross negligence willful misconduct or bad faith of such party, and the time for performance by such party shall be extended by the period of such delay.

                        (c)     In the event Coty’s obligation to perform Transition Services is suspended pursuant to this Section, Ascendia’s obligation to pay the applicable Service Fees shall be correspondingly abated.

               9.     Confidentiality. The provisions of Section 6.1 of the Purchase Agreement are hereby incorporated by reference herein and the parties hereto agree to be bound thereby. The provisions of this Section 9 shall survive the termination of this Agreement.

               10.     Independent Contractors. The parties will operate as, and have the status of, independent contractors and neither will act as or be deemed to be an agent, partner, co-venturer or employee of the other party, except that, in issuing invoices pursuant to this Agreement, Coty shall be deemed to be acting as an undisclosed agent of Ascendia. No party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever, unless such right or authority has been given in writing.

               11.     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further actions, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to give effect to the purposes of this Agreement and transactions contemplated hereby.

               12.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that, except as provided in Section 8.4(c) of the Purchase Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties; and, provided, further, that Ascendia may collaterally assign this Agreement and its rights hereunder if required under its financing agreements.

               13.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

               14.     No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement.

               15.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions set forth in Section 8.2 of the Purchase Agreement are hereby incorporated by reference herein, and the parties agree to be bound by the provisions thereof as if they were fully set forth herein. The provisions of this Section 15 shall survive the termination of this Agreement.

               16.     Notices. All notices, demands and other communications given to or made by any party to another party in connection with this Agreement shall be given in writing in the manner provided in Section 8.10 of the Purchase Agreement.

               17.     Effectiveness. This Agreement shall become effective simultaneously with the Closing.

               18.     Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               19.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Telecopied signatures on this Agreement shall be valid and effective for all purposes.

               IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written.

COTY US LLC

By:	/s/ Stephen D. Ford
Name: Stephen D. Ford
Title: Vice President

ASCENDIA BRANDS CO., INC.

By:	/s/ Joseph A. Falsetti
Name: Joseph A. Falsetti
Title: President & Chief Executive Officer